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                                   EXHIBIT 99

                        PRESS RELEASE DATED JUNE 24, 2002



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                                 *PRESS RELEASE*

Contact:
Roderick Schlosser
First Southern Bancshares, Inc.
(256) 718-4206

      FIRST SOUTHERN ANNOUNCES BRANCH SALE AGREEMENT WITH BANK INDEPENDENT

         FLORENCE, AL. - June 24, 2002 - First Southern Bancshares, Inc. (the "Company"), the parent company of First Southern Bank (the "Bank"), announced the Bank has executed an agreement to sell the assets and certain related liabilities of the Rogersville and Regency Mall branches to Bank Independent, subject to regulatory approvals. The closing of the transaction is expected to occur in early August 2002. Based on the terms of the agreement, this transaction is expected to result in an estimated pre-tax gain to First Southern of approximately $1.5 million, which estimated gain would only be realized upon closing of the transaction. Upon closing of this transaction First Southern will have assets of approximately $100 million.

         "This transaction with Bank Independent is a major component of the Bank's plan to provide the capital foundation required to return First Southern to profitability and prepare for long-term growth in the community," stated Jack Johnson, President and Chief Executive Officer.

         Mr. Johnson also added, "Our loyal customer base should be assured that we believe the Bank's plan will allow us to provide a broader array of more competitive financial products and services in the markets we currently serve. Prior to the sale of the Rogersville and Regency Mall branches, we will be announcing extended banking hours for our Florence, Killen, and Muscle Shoals branches to better serve our customers."

         The Bank anticipates that upon the completion of the sale its capital levels will exceed the requirements of the Consent Order with the FDIC and the Alabama State Banking Department.

         The Company is headquartered in Florence, Alabama, and the Bank operates through its main/executive office in Florence and other full-service offices located in Lauderdale and Colbert counties in Northwest Alabama.

THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" AS DEFINED UNDER THE FEDERAL SECURITIES LAWS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS ASSUMPTIONS, RISKS AND UNCERTAINTIES BECAUSE OF THE POSSIBILITY OF CHANGES IN UNDERLYING FACTORS AND ASSUMPTIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS FOR A VARIETY OF FACTORS INCLUDING: THE ABILITY OF THE BANK TO COMPLY WITH THE REGULATORY REQUIREMENTS AND AGREEMENTS APPLICABLE TO IT; SHARP AND RAPID CHANGES IN INTEREST RATES; SIGNIFICANT CHANGES IN THE ECONOMIC SCENARIO FROM THE CURRENT ANTICIPATED SCENARIO WHICH COULD MATERIALLY CHANGE ANTICIPATED CREDIT QUALITY TRENDS AND THE ABILITY TO GENERATE LOANS; SIGNIFICANT DELAY IN OR INABILITY TO EXECUTE STRATEGIC INITIATIVES DESIGNED TO INCREASE CAPITAL, REDUCE NON-



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PERFORMING LOANS AND CLASSIFIED ASSETS, GROW REVENUES AND CONTROL EXPENSES; AND
SIGNIFICANT CHANGES IN ACCOUNTING, TAX OR REGULATORY PRACTICES OR REQUIREMENTS. BECAUSE OF THE RISKS AND UNCERTAINTIES INHERENT IN FORWARD-LOOKING STATEMENTS, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THEM, WHETHER INCLUDED IN THIS PRESS RELEASE OR MADE ELSEWHERE FROM TIME TO TIME BY THE COMPANY OR ON ITS BEHALF. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD- LOOKING STATEMENTS.